Exhibit 99

PRESS RELEASE

Contacts:	Edwin B. Cordell, Jr. Chief Financial Officer (770) 717-6053

NOVOSTE ANNOUNCES FIRST QUARTER 2003

FINANCIAL RESULTS

NORCROSS, GA., April 21, 2003 – Novoste Corporation (NASDAQ: NOVT) today reported its financial results for the quarter ended March 31, 2003.

The Company reported that GAAP (Generally Accepted Accounting Principles) net income for the first quarter 2003 was $2.1 million, or $0.13 per diluted share, compared to $3.4 million, or $0.21 per diluted share, in the first quarter 2002. Results for the current quarter were impacted by revenue recognized from a reduction in the catheter exchange reserve set up in the fourth quarter 2002 offset by expenses associated with the reduction in force that occurred during the first quarter 2003. The reserve against revenue was established to reflect the anticipation of the exchange of 3.5 French (Fr) catheters for 5Fr catheters sold during 2002 and remaining in customer inventories. On January 6, 2003, the 3.5Fr catheters were re-launched in the United States after having been voluntarily recalled in August 2002. Revenue from the reserve was recognized as exchanges occurred during the quarter. Net income, as adjusted, for the first quarter 2003 was $1.3 million, or $0.08 per diluted share, and reflected the exclusion of these items. A reconciliation of GAAP to “as adjusted” results is included in the attached financial statements.

The Company reported that GAAP net revenue was $20.7 million, compared to $22.9 million for the first quarter last year. GAAP net revenue for the quarter was positively impacted by a reduction in the revenue reserve for catheter exchanges of $1.1 million. Net revenue, as adjusted, for the first quarter 2003 was $19.6 million after the effect of this reserve was excluded. Lower lease revenue from radiation transfer devices and source trains of approximately $1.6 million in the first quarter 2003 reflects that the Company has penetrated a significant majority of the available sites. Catheter revenue decreased in first quarter 2003 by approximately $.6 million based on slightly lower volume due to the effects of the voluntary recall and increased competition compared to the first quarter 2002. Average selling price has remained relatively stable at about $2,600 per catheter. Catheter sales in first quarter 2002 were exclusively 5Fr catheters as opposed to a preponderance of the smaller 3.5 Fr catheters sold in first quarter 2003.

Gross margin in first quarter 2003 was 66%, compared to 71% for the first quarter last year. The reduction in gross margin reflects the additional costs of service and support for the transfer devices and radiation source trains for both the 5Fr and 3.5Fr product lines in 2003 as compared to the costs associated with just the 5Fr product line in the first quarter 2002, where only the 5Fr was commercialized, as well as the costs of re-launching the 3.5Fr catheter during the first quarter of 2003.

Operating expenses were $11.6 million for the first quarter 2003, down from $13.1 million in the first quarter of 2002. Research and development (R&D) expenses were $3.4 million, up from $2.7 million in the first quarter 2002, reflecting the increased spending on clinical trials for the BRAVO (Beta Radiation for treatment of Arterial-Venous graft Outflow) and MOBILE (MOre patency with Beta In the Lower Extremity) trials. Selling, general and administrative (SG&A) expenses were $8.2 million in the quarter, down from $10.4 million in the first quarter last year. The reduction in SG&A is mostly as a result of reduced commissions and the effect cost reduction programs.

Al Novak, Chief Executive Officer, commented on the Company’s quarterly financial performance: “The results for the first quarter of 2003 are a good start to what many consider to be a difficult year, given the advent of drug eluting stents. We continue to believe that we will be treating bare metal stents for the balance of the year and into next year and we also believe that there will be a failure rate among drug eluting stents that we will treat going forward. Our task is to focus on managing our business and moving forward on our clinical trials, especially our BRAVO trial. BRAVO will allow us to take our technology into a new clinical application the treatment of occluded arterial venous access grafts. This market is significantly larger for us than the cardiology market and one in which there is a tremendous patient need.”

Non-GAAP Measures

Novoste uses non-GAAP measures, such as net income, as adjusted, fully diluted earnings per share, as adjusted, and net revenue, as adjusted. Novoste’s management believes that the presentation of these measures provides useful information to investors. Among other things, these measures may assist investors in evaluating the Company’s operations, period over period. The measures exclude such items as reserves for catheter exchanges, restructuring charges or other expenses that might be considered as extraordinary for the period. Management uses these measures internally for evaluation of the performance of the business, including allocation of resources and evaluation of results relative to employee performance compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP.

Quarterly Conference Call Webcast

The Company has scheduled a conference call for 10:00 A.M. Eastern time on Monday, April 21, 2003 to discuss its first quarter 2003 results. Interested parties may access the conference call by visiting the Investor Relations page of Novoste’s website at http://www.novoste.com. Listeners are advised to visit the website at least 15 minutes early to download and install any necessary audio software. An archived copy of the call will be available for a period of one week after the call on the Company’s website.

About Novoste Corporation

Novoste Corporation, based in Atlanta GA, develops advanced medical treatments for coronary and vascular diseases and is the worldwide leader in vascular brachytherapy. The Company’s Beta-Cath™ System is commercially available in the United States, as well as in the European Union and several other countries. Novoste Corporation shares are traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit the Company’s web site at www.novoste.com.

Forward Looking Statements

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including continued market acceptance of the Beta-Cath™ System, continued demonstration of safety, efficacy, and device performance in post-market surveillance studies, competition and technological changes. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2002. The Company does not undertake to update its forward-looking statements.

- FINANCIAL HIGHLIGHTS TO FOLLOW -

NOVOSTE CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per-share data)	Three Months Ended March 31,
	2003	2002
Net revenue	$20,705	$22,932
Cost of sales	7,066	6,678

Gross margin	13,639	16,254

Operating expenses
Research and development	3,358	2,659
Sales and marketing	5,934	8,218
General and administrative	2,318	2,197

Total operating expenses	11,610	13,074

Income from operations	2,029	3,180
Other income	108	273

Pre-tax income	$2,137	$3,453
Income tax	—	50

Net income	$2,137	$3,403

Basic earnings per share	$0.13	$0.21

Fully diluted earnings per share	$0.13	$0.21

Shares used in computing basic net
income per share	16,269	16,280

Shares used in computing fully diluted
net income per share	16,836	16,544

4

SUPPLEMENTARY REVENUE DATA AND

RECONCILIATION OF GAAP AMOUNTS TO ADJUSTED AMOUNTS:

(unaudited)

(in thousands, except per-share data)	3 Months Ended March 31
	2003	2002
GAAP net revenue
Catheters & accessories:
Domestic	$19,006	$19,523
International	1,293	1,421

	20,299	20,944
Lease revenue:
Domestic	322	1,921
International	84	67

	406	1,988
Total GAAP net revenue:
Domestic	19,328	21,444
International	1,377	1,488

	$20,705	$22,932
Adjustment items:
Catheter exchange reserve (net)	(1,141)	—

Net revenue, as adjusted	$19,564	$22,932

GAAP net income	$2,137	$3,403
Adjustment items:
Restructuring charge	196	—
Reserve for catheter exchanges	(1,041)

Net income, as adjusted	$1,292	$3,403

GAAP fully diluted earnings per share	$0.13	$0.21
Restructuring charge	0.01
Reserve for catheter exchanges	(0.06)

Fully diluted earnings per share, as adjusted	$0.08	$0.21

NOVOSTE CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands, except per-share data)	March 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$32,519	$33,575
Other current assets	13,297	11,671

Total current assets	45,816	45,246
Property and equipment, net	9,053	9,542
Radiation and transfer devices, net	9,606	11,353
Other assets	1,192	1,379

Total assets	$65,667	$67,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$10,225	$14,750
Long-term liabilities, capital leases	5	5
Shareholders’ equity	55,437	52,765

Total liabilities and shareholders’ equity	$65,667	$67,520